EXHIBIT 21.01


Subsidiaries of the Company

      Audits & Surveys Europe Ltd. (UK)
      A&S Spooner Realty Co. (Delaware)

      Inactive subsidiaries:
           The Triangle Tool Group, Inc. (Delaware)
           Tri-South, Inc. (Delaware)
           Tri-North, Inc. (Delaware)
           Triangle International, Inc. (Delaware)